DIRECTORY AGREEMENT

DATE	This directory agreement (the “Agreement”) is made on the 1st of May, 2003 between:

THE PARTIES	1.	Vodafone Global Content Services Limited (CRN: 04064873) a company incorporated in England and whose registered office is Vodafone House, The Connection, Newbury, Berkshire RG14 2FN (“VGCS”)

	2.	Name:	The WAAT Corporation
		Address:	18226 Ventura Blvd, Suite #102 Tarzana, CA 91356 U.S.A.
(the “Directory Partner”),
each a “Party” and together the “Parties”.

RECITALS	(A)	Vodafone manages a directory service within “Vodafone live!” that facilitates access to mobile content and services.

	(B)	The Directory Partner owns or has the rights to the Content, which it wishes to place in the Directory for the purposes of sale to Customers.

	(C)	The Parties have agreed that VGCS shall place the Content on the Directory on the terms and subject to the conditions contained herein.

AGREEMENT STRUCTURE
This Agreement comprises: (1) Operative Key Terms - Part 1 (2) the Terms and Conditions - Part 2 (3) the Definitions - Part 3 and any schedules, annexures or addendums which may be attached to it from time to time.

PART 1
OPERATIVE KEY TERMS

1. The Content:

Content description
The Content to be made available under this Agreement relates to certain Adult / Erotic, details of which are set out in Schedule 1 and shall also include such other content as may be agreed by the Parties from time to time.

The Content will be supplied in the languages and for the Specified Mobile Phones listed in Schedule 1.

VGCS shall be authorised to provide the Content to Customer in accordance with this Agreement in the Territories listed in Schedule 1.

Content specifications	The Content will comply with the Guidelines.

Placement
VGCS shall be entitled to place the Content in any section of the Directory as it reasonably considers appropriate having regard to the Directory proposition as a whole and the impact on the Customer experience or otherwise remove the Content from the Directory.

Branding
The Directory Partner must display its own brand (or, with the consent of VGCS, such other third party brands as it has the rights to display) on the Content such that it is clear that the Content is being provided by the Directory Partner and not VGCS or Vodafone. The Content will be provided to and sold by the Directory Partner to the Customer pursuant to the Directory Partner’s standard terms and conditions. The Directory Partner will ensure that: (1) its terms and conditions are easily accessible to the Customer at all times the Customer is accessing the Content; (2) such terms make it clear that VGCS will bill and collect all payments for the downloading and provision of the Content as the Directory Partner’s marketing and billing agent; and (3) that the Customer is required to accept such terms and conditions as a precondition of the Content being made available to the Customer.

For the purposes of this Clause, VGCS consents to the Directory Partner branding the Content Peach, VIVID Interactive, or any other brands represented by Directory Partner.

The Directory Partner will supply to VGCS a copy of the Directory Partner branding materials without charge which VGCS will be authorised to use in connection with any marketing or promotional activities which may be carried out by VGCS in relation to the Content from time to time.

Advertising
Except as instructed from time to time by VGCS, the Directory Partner shall ensure that the Content shall at all times not contain any form of advertising of any goods or services and the Directory Partner agrees that it shall have no right to include any form of advertising on such Content without Vodafone’s express prior written approval.

2. Content testing:

Delivery	The Content will be made available to VGCS for testing on the dates set out in Schedule 1 or as otherwise agreed from time to time by the Parties in writing.

Testing	Prior to the Content being placed on the Directory by any Vodafone Group Company the Content shall to be tested to ensure that it is suitable in each of the Territories.

3.  Customer Support:

Customer Support
VGCS shall be responsible for dealing with all First Line Customer inquiries concerning the Content and the Directory Partner shall be responsible for dealing with all Second Line Customer inquiries and authorises VGCS to refer such inquiries to the Directory Partner’s nominated contact number(s) specified in Section 8 of Part 1.

The Directory Partner shall, if requested by VGCS, document and agree in good faith, appropriate operational processes for the transfer of any Customer from First Line Customer Support to Second Line Customer Support.

“First Line” and “Second Line” Customer Support
“First Line” customer support shall include all Customer inquiries relating to billing and payment collection, connection to the mobile internet, access to the Content and any non-Content specific issues relating to the Directory.

“Second Line” customer support shall include all Customer inquiries other than First Line Customer support, including, but not limited to any Content, delivery related and/or Technical Support enquiries.

4.  Hosting:

Hosting
The Directory Partner will be responsible for hosting the Content on the Platform and for making available, operating, supporting and maintaining the Platform in accordance with the further provisions of this Agreement and will ensure that all such services shall meet or exceed the KPIs for such services at all times.

5.  Pricing, Revenue and Billing:

Pricing:
The Directory Partner may in its reasonable discrection determine the price at which the Content is sold to Customers in the Territories. However, nothing shall prevent VGCS from rebating or otherwise crediting part or all of the Directory Fee to Customers so as to effectively reduce the price which Customers pay for the Content.

Directory Fee:	VGCS shall be entitled to be paid a Directory Fee equivalent to [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] of the Net Revenue.

Billing and Reconciliation:	VGCS as agent for the Directory Partner, shall be responsible for the billing of and collection of revenues from the Customers in respect of Chargeable Events.

The Directory Partner shall provide to VGCS all relevant financial information, in particular, details of all value added tax, turnover tax and other sales taxes which may be payable on supplies of Content within each Territory (collectively “VAT”) to enable VGCS to comply with its billing, collection and financial obligations under this Agreement. For the avoidance of doubt, the Directory Partner remains wholly responsible for payment of any such VAT to the relevant tax authorities.

VGCS will generate monthly reports showing the calculation of the Directory Partner Revenue and the Directory Fee for the relevant month.

Within 30 days of the end of each month VGCS will remit to the Directory Partner the report together with VGCS’s invoice for the Directory Fee for that month. VGCS shall pay to the Directory Partner the Directory Partner Revenue within 60 days of the end of the month in which the Chargeable Event occurred. VGCS shall also be permitted to set off the sums billed to the Directory Partner in respect of its invoice for the Directory Fee against the Directory Partner Revenue owed to the Directory Partner.

Where a Deduction arises as a result of a refund issued or credited to a Customer, VGCS shall deduct that part of the Directory Partner Revenue paid to the Directory Partner in respect of the refunded Chargeable Event against the calculation of the Directory Partner Revenue in the report for the month following the refund or credit.

The monthly reports shall be sent to:

The Waat Corporation
Mail: 18226 Ventura Blvd Suite #102 Tarzana, CA 91356 U.S.A.
Fax: 1-818-708-9995 Email: Adi@waatmedia.com

Payment Terms:	Payment by VGCS to the Directory Partner shall be made by BACS to the following bank account:

EAST WEST BANK
18321 Ventura Blvd. Tarzana, CA 91356
Account Name: The Waat Corporation
Account Number: 8270-2648
ABA# 322070381

The currency of this Agreement shall be Euros. All financial reports, statements, invoices, charges and payments made by one Party to the other shall be in Euros. In respect of revenues generated in a country that does not have the Euro as its primary currency (a “Non-Euro Amount”), VGCS shall convert such Non-Euro Amount to Euros using the UK Financial Times average middle market exchange rate calculated for the applicable month.

6. Term:

The Initial Term:	The Initial Term shall be [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] commencing on the date on which the Agreement is signed by both Parties.

7. KPIs and Technical Support:

Availability:	percentage of 97% throughout each period of 30 consecutive days.

Capacity:	The Content must be able to handle a minimum of 50 simultaneous Customer requests per second.

Response Time:	The Content will not exceed an average Response Time of 1 second] over any 24-hour period, excluding any Downtime.

Additional KPIs:	None

Technical Support
The Directory Partner shall provide appropriate support when requested by VGCS in accordance with this Agreement. The Directory Partner will proactively monitor all aspects of performance and not rely upon VGCS for notification of faults.

The following guidelines will be used to determine the priority of incidents and the Directory Partner’s corresponding obligation to respond and resolve such incidents involving the Content and other services delivered or under the responsibility of the Directory Partner.

Priority 1 (Critical):
Complete failure of the Content or a significant part of the Content or the problem creates a definite business or financial exposure or affects a large number of Customers. Response within 10 minutes and resolution within 4 hours

Priority 2 (High):
Content not totally down, but the affected components form a significant part of the functionality of the Content and the problem creates a possible business or financial exposure. Response within 30 minutes and resolution within 8 hours

Priority 3 (Medium):
The Content is largely available and the problem has little or no effect on the services provided by the Content and the problem creates no business or financial exposure. Response time within 3 hours and resolution time within 2 business days

8.  Reporting:

KPI Reporting:
By the fifth day of each calendar month for the first six months of this agreement and quarterly thereafter during the term of this Agreement, the Directory Partner shall provide to VGCS’s commercial and technical contact by email (or to such other contacts and in such other formats as VGCS may reasonably request from time to time) a report in relation to the performance of the Directory Partner against the KPIs in the preceding month.

Relevant Contacts:
The relevant contacts for this Agreement are as follows:
The Directory Partner:
Technical - Camill Sayadeh Tel (818)708-9995 Mobile (818)723-2488 fax (818)708-0598 Email Camill@waatmedia.com
Commercial - Adi McAbian Tel (818)708-9995 Mobile (818)644-1300 fax (818)708-0598 Email adi@waatmedia.com
VGCS:
Technical - Charlotte Andrew Tel (+44 207 212 0000); Email charlotte.andrew@vodafone.com
Commercial - Ion Valaskakis Mobile +44 7900 227 088; Email ion.valaskakis@vodafone.com

SIGNED on behalf of Vodafone Global Content	)
Services Limited	)	/s/ Lee Fenton
on:		Name: Lee Fenton
Title: Commercial Director
SIGNED on behalf of The Waat Corporation	)
(the Directory Partner))
on:		/s/ Adi McAbian
Name: Adi McAbian
Title: Vice President

*WE HAVE REQUESTED CONFIDENTIAL TREATMENT OF CERTAIN PROVISIONS CONTAINED IN THIS EXHIBIT. THE COPY FILED AS AN EXHIBIT OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST.*

PART 2

TERMS AND CONDITIONS

1.	ASSIGNMENT AND THIRD PARTIES

1.1
The Directory Partner acknowledges that all rights granted to VGCS hereunder are for the benefit of VGCS and for the additional purpose of conferring the same benefit on the Vodafone Group. The Parties agree that VGCS may assign, transfer or sub-contract any or all of its rights and/or obligations under this Agreement to any company in the Vodafone Group without the Directory Partner’s prior written consent provided that where it sub-contracts it remains the contracting party and responsible for all obligations hereunder.

1.2
Subject to Clauses 1.1 and 1.3, this Agreement is made solely and specifically between the Parties hereto for the benefit of the Parties and the Vodafone Group Companies and is not intended to be for the benefit of or enforceable by any other person, whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise, and neither Party can declare itself a trustee of the rights under this Agreement for the benefit of any such person.

1.3
The Directory Partner acknowledges that the rights of VGCS and the obligations of the Directory Partner under this Agreement are also respectively rights of and obligations owed to the Vodafone Group Companies and that any loss, damage, cost or liability incurred by any member of the Vodafone Group Companies shall also be and shall be deemed to have been incurred by VGCS as if VGCS had incurred the same. Accordingly, VGCS may institute and maintain legal or other proceedings in its own name against the Directory Partner for compensation, damages and all other remedies specifically related to any breach of the terms & conditions of this agreement by Directory Partner, subject to any applicable limitations contained in this Agreement. VGCS and the Directory Partner may by agreement amend this Agreement without obtaining the consent of the Vodafone Group notwithstanding that such amendments may relate to benefits conferred on the Vodafone Group hereunder.

2	THE CONTENT

2.1
The Directory Partner will provide the Content to VGCS in accordance with this Agreement and in particular the requirements set out in Section 1 of Part 1. The Directory Partner hereby appoints VGCS as its non-exclusive agent in the Territory to promote, advertise and offer for sale Content in the Territory on the Directory and to provide billing and payment collection services to the Directory Partner. The Directory Partner further gives authority to VGCS to offer for sale the Content to Customers and to bill and collect payment in respect of sales made by the Directory Partner of the Content in accordance with the terms of this Agreement.

2.2	The Directory Partner will deliver the Content by the Delivery Date ready for testing by VGCS.

2.3	The Parties will carry out testing in accordance with Section 2 of Part 1.

2.4	Unless otherwise agreed in writing, the Content will not require a Customer to register separately with the Directory Partner in order to access the Content.

2.5
The Directory Partner shall not change or vary materially the Content or the Format without VGCS’s prior written consent. The Content shall comply with the Guidelines as updated by VGCS from time to time upon reasonable notice to the Directory Partner.

2.6	Where:

2.6.1	the Content (or any part thereof) breaches any of the Guidelines or any Code of Practice;

2.6.2
VGCS receives complaints regarding any of the Content or the Directory Partner which it considers to be of such seriousness or number as to be materially prejudicial to the brand or reputation of VGCS or Vodafone; and/or

2.6.3	the Content (or any part thereof) breaches any other provision of this Agreement,

Without prejudice to its other rights and remedies, VGCS may require the Directory Partner to and the Directory Partner shall use its reasonable endeavours to amend or to replace the Content with Content which, in VGCS’s reasonable opinion, satisfactorily deals with the matters set out in sub-Clauses 2.8.1 - 2.8.3 above. VGCS, without prejudice to its other rights and remedies, reserves the right to temporarily suspend or disconnect the Directory Partner or remove or bar access to all or any part of the Content from the Directory until such time as the replacement or new Content is provided in accordance with this Clause 2.8.

2.7
As between VGCS and the Directory Partner, the Directory Partner accepts responsibility for all matters relating to the provision or non-provision of the Content to Customers. For the avoidance of doubt VGCS shall be under no obligation to review any of the Content to ascertain if it complies with the terms of this Agreement and any legal, regulatory or other applicable requirements.

2.8
Where VGCS receives any complaint from a Customer in relation to the Content, it may in its sole discretion decide to make a refund or issue a credit to such Customer in respect of the Chargeable Event and such amount shall be treated as a Deduction and dealt with in accordance with the provisions of Section 5 of Part 1.

2.9
VGCS may, with the written agreement of the Directory Partner, offer to Customers promotions in respect of the Content and such offers shall not be treated as a Chargeable Event (unless otherwise expressly agreed in writing with the Directory Partner).

2.10
The Directory Partner will use its best efforts to rectify bugs associated with any Content made available to Customers on the Directory at its own expense and in accordance with the response and fix times set out in the KPIs. Where a particular error cannot be fixed the Directory Partner will provide an amended version free of charge.

3	VGCS OBLIGATIONS

3.1
VGCS shall make available the Content to the Customers in accordance with the terms of this Agreement and in particular the requirements set out in Section 1 of Part 1 subject to the Content being Accepted by VGCS.

3.2
As soon as reasonably possible following the execution of this Agreement, VGCS will provide to the Directory Partner a copy of each of the relevant Guidelines and all relevant Codes of Practice and will use its reasonable endeavours to provide such other reasonable information and materials as reasonably requested by the Directory Partner which are necessary to enable the Directory Partner to comply with its obligations under this Agreement.

3.3
The Directory Partner acknowledges and agrees that nothing in this Agreement requires VGCS to place the Content (whether in whole or in part) on the Directory, to make the Content available to Customers in all of the Territories and/or actively to market and promote the Content to Customers.

4.	HOSTING OBLIGATIONS

4.1	The Directory Partner will:

4.1.1	host the Content on the Platform in accordance with the terms of this Agreement;

4.1.2
provide Second Line Customer support and general customer support (in respect of its hosting obligations which shall include application monitoring, application support and fault and change management, in accordance the with the terms of this Agreement); and

4.1.3
make available, operate, support and maintain the Platform in accordance with in accordance with the terms of this Agreement; and will ensure that all such services shall meet or exceed the KPIs for such services at all times.

4.2
Where, the Directory Partner materially or persistently fails to meet any of the KPIs Levels or any Codes of Practice relating to the services to be performed under Clause 4, without prejudice to its other rights and remedies, VGCS shall be entitled to temporarily suspend or disconnect the Directory Partner or remove or to bar access to the Content (or any part thereof) on the Directory to its Customers until such time as the Directory Partner, can show to VGCS’s reasonable satisfaction the it has taken reasonable steps to resolve the problem.

4.3
VGCS shall on and from Acceptance, use its reasonable endeavours to maintain the Directory on which Content displayed is 24 hours in every day on every day of the year but VGCS shall not be liable for any failure to maintain the Directory in such manner whether this arises from a technical or other failure in the Directory, the Vodafone Networks or otherwise. VGCS does not warrant that the Directory or the Vodafone Networks will be fault free or free of interruptions. VGCS reserves the right from time to time to improve or alter the Directory as it deems appropriate (including changes to the category structure or channels). Further VGCS reserves the right to suspend the operation of the Directory for the purposes of remedial or preventative maintenance or improvement of the Directory.

4.4
The Directory Partner acknowledges and agrees the Directory and the distribution of Content may depend on factors beyond VGCS’s control including but not limited to factors affecting the operation of the Vodafone Networks and the public networks. VGCS is not obliged to provide the Directory where such factors prevent it.

4.5
VGCS reserves the right to suspend or disconnect the Directory Partner or remove or bar access to any Content without prior notice or liability of whatsoever kind to the Directory Partner, in the event that:

4.5.1
a fault occurs (including for the avoidance of doubt any fault connected with the Content) that is considered by VGCS in its sole discretion to affect or be likely to affect the performance of the Directory or any associated charging or payment mechanism or the Vodafone Networks or any mobile access devices; or

4.5.2	the capacity of the Directory or the Vodafone Networks is or is likely to be exceeded; or

4.5.3	it is reasonably requested to do so by Vodafone.

4.6
VGCS shall not be liable to the Directory Partner for barring access to the Directory or any part thereof or for ceasing to make available or distribute any Content to Customers pursuant to this Clause.

5.	INTELLECTUAL PROPERTY RIGHTS

5.1
The Directory Partner shall be responsible for clearing all Intellectual Property Rights in the Content for use by VGCS pursuant to this Agreement and the payment of any royalties thereon and the Directory Partner shall indemnify and hold harmless VGCS against any loss or damage of whatsoever nature arising from a failure to do so.

5.2
The Parties agree that all Intellectual Property Rights in the Content shall remain with the Directory Partner and its licensors. In so far as required for VGCS to perform its obligations as agent under this Agreement, the Directory Partner grants VGCS a non-exclusive royalty-free licence in the Territory to display, broadcast and otherwise make available to the public the Content on or through the Directory for the term of this Agreement, including without limitation the right to distribute the Content through various technologies (including without limitation SMS, MMS and IM) to Customers.

5.3
In so far as is required for VGCS to perform its obligations as agent under this Agreement, the Directory Partner grants to VGCS a non-exclusive royalty-free licence for the term of this agreement in the Territory to use those of its trade marks, brands and other intellectual property (including the Directory Partner Branding) as are necessary to brand the Content in accordance with Part 1 and/or for the purposes of performing its obligations as the Company’s agent under this Agreement.

5.4	The Directory Partner shall procure that all moral rights in the Content are waived to the extent necessary for the purposes of this Agreement.

5.5	The Directory Partner grants VGCS an irrevocable royalty free license to keep a copy of the Content for the purpose of archiving internal analysis and pursuant to Clause 6.4.

5.6
Vodafone shall be entitled, without the consent of the Directory Partner, to appoint other companies within the Vodafone Group (the “Vodafone Sub-Agents”) as its sub-agent for the purposes of this Agreement which have the same rights and obligations as Vodafone provided that Vodafone shall remain liable for all of its obligations set out in this Agreement.

6.	REPORTING AND AUDITING

6.1	The Parties shall comply with the reporting requirements set out in Part 1.

6.2
Each Party shall during the term of this Agreement, deliver to the other upon its reasonable written request access to and copies of such information that the other may reasonably require to perform its obligations under this Agreement, including without limitation any technical information required to assess the Content, and any financial or statistical information required to verify the number of Chargeable Events and use of the Content by Customers.

6.3
Both Parties shall, at their own expense and upon 30 days’ notice to the other Party, have the right to have the other Party’s relevant books and records examined during the ordinary course of business by an independent auditor solely for the purposes of verifying the accuracy of any financial report or statement made under this Agreement. If such Party subsequently discovers any discrepancy, the other Party will rectify such discrepancy within 30 working days after notification of the discrepancy. The Parties shall only be entitled to utilize this provision once in any three-month period.

6.4
If VGCS maintains a repository within a particular Territory containing details of Content purchased by a Customer in such Territory, VGCS shall be entitled to download Content free of charge to any Customer in that Territory where such Customer has already been charged for such Content on a one-off basis by VGCS.

7.	PAYMENTS

7.1
The Parties shall make all payments which may be required to be paid to each other in accordance with the provisions of Section 5 of Part 1. Unless otherwise expressly set out in this Agreement or unless such amount is bona fide in dispute, the Parties shall pay all sums owed to each other under such arrangements within 30 days of receipt of a valid invoice for the relevant sum.

7.2
The Directory Fee is exclusive of value added tax (if any) chargeable thereon and the Directory Partner shall pay to VGCS in addition to the Directory Fee an amount equal to any value added tax chargeable thereon.

7.3
VGCS and any Vodafone Group Company shall be entitled to make any deduction or withholding required by law from any payment payable under this Agreement or any agreement between Vodafone Group Companies entered into for the purposes of this Agreement.

7.4	VGCS shall not be obliged to make any payment for any Content that is in breach of Clause 8.1 or 8.2.

8.	WARRANTIES, INDEMNITY AND LIABILITY

8.1	The Directory Partner warrants and undertakes to VGCS that:

8.1.1	it has full right and authority to enter into this Agreement and that its entry into this Agreement does not breach any third party’s rights or any other Agreement to which it is a party;

8.1.2
it shall implement and comply with the Codes of Practice and any other reasonable policies provided by VGCS or Vodafone to the Directory Partner from time to time which address anti-social, fraudulent or unlawful use of Directory, the Content, the Vodafone Networks and/or any mobile device;

8.1.3	it shall not act in a way which will impair the operation of the Directory, the Vodafone Networks or any part of them, or put them in jeopardy;

8.1.4
it shall comply with all relevant requirements of the Data Protection Legislation and will not reproduce, sell, publish or otherwise commercially exploit any information or data obtained by it under this Agreement;

8.1.5	it has the necessary licences, consents, permission or approvals to operate, and to grant the rights to use the Content as permitted by the terms of this Agreement;

8.1.6	it will use reasonable skill and care in carrying out its obligations and exercising its rights under this Agreement; and

8.1.7	The Company and the Platform shall comply with the KPIs and the Platform shall otherwise be fit for he purpose set out in this Agreement.

8.2	The Directory Partner warrants and undertakes to VGCS that the Content:

8.2.1	be of satisfactory quality, be fit for purpose, and be kept fresh, updated and current (with reference to the nature of the Content’s subject matter) at all times;

8.2.2	will comply with the Format, the Content Description and all relevant Guidelines;

8.2.3	will not infringe any third Party’s rights (including Intellectual Property Rights);

8.2.4
will not be defamatory, racist, materially inaccurate, be so violent or abusive in nature as to be reasonably likely to cause serious offence to any material group of people, or otherwise be in breach of any applicable law, regulation or code of conduct or result in VGCS or any part of the Vodafone Group or Vodafone Group being in breach of any law;

8.2.5	will not contain any Content that promotes a Competitor or criticises VGCS or Vodafone or brings VGCS or Vodafone into disrepute;

8.2.6
shall not, and the Platform shall not, contain any computer viruses, logic bombs, trojan horses and/or any other items of software which would disrupt the proper operation of the Directory or any mobile device; and

8.2.7
it is tax resident in the United States and will be deemed to remain tax resident in that territory unless it notifies VGCS of a change of tax residency on 30 days prior written notice. The Company shall immediately provide any documentation required by VGCS evidencing its tax residency in such territory.

8.3	VGCS warrants and undertakes that:

8.3.1	it has full right and authority to enter into this Agreement;

8.3.2	it shall comply with all relevant requirements of the Data Protection Legislation; and

8.3.3	it will use reasonable skill and care in carrying out its obligations and exercising its rights under this Agreement.

8.4	Each Party will immediately notify the other in writing of any claim or action, actual or threatened, by a third Party as a consequence of this Agreement or any of the Content.

8.5
The Directory Partner shall indemnify Vodafone and all members of the Vodafone Group from and against all loss, damage, expense or cost (including legal costs calculated on a solicitor-client basis) sustained by Vodafone or any Vodafone Group company because of any claim or allegation that the provision, use, receipt or possession of any Intellectual Property Right or materials provided by or on behalf of the Directory Partner to Vodafone or a Vodafone Group Company infringes the Intellectual Property Rights of a third party.

8.6
Nothing in this Agreement excludes either Party’s liability with respect to death and personal injury resulting from the negligence of that Party, its employees, agents or subcontractors, or either Party’s liability for fraud or any other liability which may not be excluded or restricted by law.

8.7
Except under Causes 8.5 and 8.6 in no circumstances will either Party be liable for any indirect, special or consequential damages or loss of profits arising from breach of contract, negligence or other liability even if the other Party had been advised or knew (or should have known) of the possibility of such damages.

8.8
Both Parties agree that they carry and will maintain throughout the term adequate insurance to cover such of their liabilities under this Agreement. In particular Directory Partner agrees to keep and maintain products/liability insurance to the value of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] million and third party intellectual property rights insurance to the value of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] million (and if requested to do so will note the Vodafone’s interest on the policy) and will not do anything to vitiate such insurance during the term of this Agreement and a period of 1 year thereafter.

8.9
The Parties acknowledge that their respective obligations and liabilities are exhaustively defined in this Agreement and that the express obligations and warranties made in this Clause 8 are in lieu of and to the exclusion of any warranty, condition, term, undertaking or representation of any kind, express or implied, statutory or otherwise relating to anything supplied or provided or services performed under or in connection with this Agreement including (without limitation) as to the condition, quality, performance, satisfactory quality or fitness for the purpose.

9.	TERM AND TERMINATION

9.1
This Agreement will commence on the day it is executed by the Directory Partner and will continue for the Initial Term set out in Part 1 unless it is otherwise terminated earlier in accordance with this Agreement. Following the expiry of the Initial Term, this Agreement shall automatically continue unless either Party gives to the other at least thirty (30) days prior written notice to terminate the Agreement.

9.2	Either Party may terminate this Agreement immediately on written notice (such notice not to be made by email) if:

9.2.1
the other is in material breach of its terms and such breach is incapable of remedy or, if capable of remedy, fails to remedy that breach within 14 days’ notice from the non-breaching Party requiring remedy; or

9.2.2
the other ceases to carry on its business or has a liquidator, receiver or administrative receiver appointed to it or over any part of its undertaking or assets or passes a resolution for its winding up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction where the resulting entity will assume all of the liabilities of it) or a court of competent jurisdiction makes an administration order or liquidation order or similar order over the other, or the other enters into any voluntary arrangement with its creditors, or is unable to pay its debts as they fall due or suffers any similar or equivalent act in another relevant jurisdiction.

9.3	VGCS will be entitled to terminate this Agreement immediately on written notice, without prejudice to its other rights and remedies, in the event that:

9.3.1	the Format for the Content set out in Part 1 is changed by the Directory Partner in such a way that is, in VGCS’s reasonable opinion, incompatible with the Directory;

9.3.2	the Directory Partner materially or persistently fails to meet any of the KPIs, the Guidelines and/or the Codes of Practice;

9.3.3
VGCS receives complaints regarding any of the Content or the Directory Partner which it considers to be of such seriousness or number as to be materially prejudicial to the brand or reputation of VGCS or Vodafone; and/or

9.3.4
in our reasonable opinion the continued use of the Content (or part thereof) or the performance of any of its obligations under this Agreement relating to the use of the Content will infringe third party rights, be illegal, or not in compliance with or will otherwise be in breach of any applicable laws, regulations or statutory enactments.

9.3.5
where the access to the Content has been barred pursuant to Clauses 2.8, 4.2 and 12.5 and the Directory Partner has failed to resolve the problems identified by VGCS to VGCS’s reasonable satisfaction by the date specified by VGCS pursuant to those Clauses.

9.4
VGCS shall be entitled to terminate this Agreement without cause at any time, either in full or in relation to particular Territories or items of Content (or both), by giving 30 days’ written notice to the Directory Partner, without prejudice to its other rights and remedies. Any partial termination shall not affect the validity or enforceability of this Agreement in respect of the remainder of the Agreement.

9.5	Termination of this Agreement does not affect the accrued rights, obligations or liabilities of the Parties prior to termination.

9.6	Upon termination or expiry of this Agreement for whatever reason:

9.6.1	VGCS will remove the Content from the Directory and cease providing access to the Content to its Customers;

9.6.2	each Party will return to the other any confidential information or materials provided to it by the other within 30 days of the date of termination;

9.6.3	each Party will remove all references to the other’s trade marks from any marketing and promotional materials;

9.6.4	the Parties shall settle all outstanding sums either may owe the other within 60 days of the date of termination; and

9.6.5	all licences granted under this Agreement will immediately cease.

9.7
VGCS may request and the Directory Partner will agree to extend the operation of this Agreement for a period of not more than three (3) months beyond what would otherwise be the effective date of termination or expiration to give VGCS an opportunity to replace the Content and rebrand its marketing materials.

10.	CONFIDENTIALTY

10.1
Except as may be required by law or any applicable regulatory body, or as is strictly required to perform its obligations under this Agreement, each Party shall keep secret and confidential and not use, disclose or divulge to any third party any information that they obtain about the other concerning the business, finances, technology and affairs of the other, and in particular but not limited to this Agreement and its subject matter. This Clause does not apply to information that has come into the public domain other than by breach of this Clause or any other duty of confidence or is obtained from a third Party without breach of this Clause or is required to be disclosed by law. The obligations under this Clause 10.1 shall continue for period of five (5) years only following the date of expiry or termination of this Agreement.

10.2	The Parties agree that VGCS shall be entitled to share any or all information it receives from or generates on behalf of the Directory Partner pursuant to this Agreement with the Vodafone Group.

11.	DATA PROTECTION

11.1
Each Party agrees that any personal data used by the Parties in connection with this Agreement in their business and/or transferred beyond the European Economic Area for the purposes of this Agreement shall be processed in accordance with the requirements of the applicable Data Protection Legislation and each Party agrees to do all such acts and things (including entering into any necessary agreements) at their own expense to ensure that they so comply.

11.2
All personal and traffic data will remain the exclusive property of Vodafone. The Directory Partner shall be entitled to receive, on written request from time to time, aggregated user information for the limited purpose of analysing the effectiveness of the Content.

11.3
To the extent that the Directory Partner is required in connection with the performance of its obligations under this Agreement to gather personal data relating to any Customer, then the Directory Partner shall not make any use of that data for any reason other than to perform its obligations hereunder and in particular shall not make any use of the personal data for marketing purposes.

11.4
To the extent that the Directory Partner handles personal data for which Vodafone are responsible, the Directory Partner undertakes to use all reasonable endeavours to ensure that it has in place appropriate technical and organisational security measures (in addition to those set out in Clause 12 of this Agreement) in respect of the relevant data as far as such endeavours are necessary to comply with the same or equivalent obligations as those imposed on VGCS under applicable Data Protection Legislation.

12.	BACKUPS, ARCHIVING AND SECURITY STANDARD

12.1
The Directory Partner will provide sufficient redundancy in services and infrastructure in order to maintain the Content to the standards set out in this Agreement. The Directory Partner shall perform daily backups of all data regarding Chargeable Events and be able to recover to the last backup. Backups will be treated in accordance with the industry standard security.

12.2
Notwithstanding the obligations under the Data Protection Legislation all facilities associated with the hosting of the Content, the Content data and the transmission of that data will be provided with physical protection in order to ensure security commensurate with the sensitivity of the data being processed and the service being provided. The Directory Partner is responsible for obtaining and maintaining the Content and the Platform.

12.3	The Directory Partner shall:

12.3.1	ensure that viruses are not introduced to the Platform;

12.3.2	respond without delay to all virus attacks, destroy any Virus detected, document each incident and report the details to VGCS as soon as practicable in the circumstances; and

12.3.3	scan all incoming computer media for viruses before they are read by any hardware associated with the Content

12.4
The Directory Partner will take all reasonable measures to prevent unlawful or unauthorised access to the Directory Partner computer systems associated with the Content and the Content data and Content backups (including measures designed to prevent unlawful or unauthorised use, copying or redistribution of the Content data by Customers). Where appropriate this will include use of locking devices, firewalls, shared secrets, digital certificates, password protection, and content filtering, encryption and intrusion detection.

12.5
Where the Directory Partner materially or persistently fails to meet any of the KPIs and/or the Codes of Practice relevant to the provisions of this Clause or any of its obligations under this Clause 12, without prejudice to its other rights and remedies, VGCS shall be entitled to temporarily suspend or disconnect the Directory Partner or remove or to bar access to the Content (or any part thereof) on the Directory to its Customers until such time as the Directory Partner, can show to VGCS’s reasonable satisfaction the it has taken reasonable steps to resolve the problem.

13.	GENERAL

13.1	Neither Party shall issue any press statement or other announcements relating to this Agreement or the subject matter thereof without the prior written consent of the other Party.

13.2	No variation of this Agreement or of any of the documents referred to in it shall be valid or effective unless it is in writing and signed by or on behalf of each of the Parties.

13.3
This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

13.4
Any notice or other communication required to be given or made under this Agreement will be in writing and addressed to the receiving Party’s principal contact at the address of the receiving Party as set out in the Agreement or such other person or address as notified from time to time in accordance with the terms of this Clause 13.4. Any such notice or communication may be delivered by hand, first class post (if both Parties are within the UK), airmail (If one of the Parties is overseas), fax or email and shall be deemed to be given or made if: (a) sent by hand, upon receipt; (b) by first class post, on the second working day following the date of posting; (c) by airmail, on the seventh working day following the date of posting and (d) by fax or email, when dispatched provided that a confirmatory copy is immediately dispatched by first class post or airmail (as appropriate).

13.5
This Agreement represents the entire understanding between the Parties in relation to its subject matter and supersedes all agreements and representations made by either Party, whether oral or written. This Clause shall not affect either Party’s liability for fraud.

13.6	Failure or delay by either Party to enforce any provisions under this Agreement will not be taken as or deemed to be a waiver of its rights or operate as a waiver of any subsequent breach.

13.7	If any part of this Agreement is held to be void, voidable, illegal or unenforceable, the validity or enforceability of the remainder of this Agreement will not be affected.

13.8
Except as otherwise may be expressly permitted by this Agreement, neither Party shall assign, transfer or sub-contract to any other person any of its rights or obligations under this Agreement without the other Party’s prior written consent (which shall not be unreasonably withheld).

13.9
The Parties will use all reasonable endeavours to procure that any necessary third party will do, execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to carry the provisions of this Agreement into full force and effect.

13.10
Any termination of this Agreement for any reason shall be without prejudice to any other rights or remedies a Party may be entitled to at law or under this Agreement and shall not affect any accrued rights or liabilities of either Party nor the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such termination including without limitation Clauses 1.2 (Contracts (Rights of Third Parties) Act 1999), 5 (Intellectual Property Rights), 6 (Audit), 8 (Warranties), 8.10 (Insurance), 10 (Confidentiality), 13.1 (Publicity), 13.5 (Entire Agreement), 13.6 (Waiver), 13.7 (Severability), 13.11 (Survival of Terms), and 13.16 (Law).

13.11	VGCS and the Directory Partner may amend this Agreement by mutual agreement in writing.

13.12	In the event of any conflict between these Terms and Conditions and Part 1 (Content Description) then, to the extent of such inconsistency only, Part 1 shall prevail.

13.13
Neither Party shall be liable for any delay or failure in performing any of its obligations under this Agreement if such delay or failure is caused by circumstances outside the reasonable control without limitation, any delay or failure caused by any act or default of the other party).

13.14	In this Agreement:

13.14.1	reference to persons shall include legal as well as natural persons and (where the context so admits), references to the singular shall include the plural and vice versa;

13.14.2	reference to clause, paragraphs and section numbers and to schedules and parts, shall be those of this Agreement unless the contrary is stated;

13.14.3	reference to this Agreement shall include reference to any schedule and to this Agreement as the same may be amended, novated or supplemented from time to time in accordance with its terms;

I3.14.4	paragraph, section and clause headings in this Agreement are for ease of reference only and shall not affect its interpretation, validity or enforceability;

13.14.5	in the event of any conflict between the terms of this Agreement and its Schedules, the Schedules shall prevail;

13.14.6	Reference to any statute, act, directive or other regulation includes a reference to that statute, act or directive or other regulation as re-enacted or amended from time to time.

13.14.7	the words “include” and “including” shall be construed without limitation to the words following.

13.15
Any times, dates or periods specified in the Agreement may be extended or altered only by agreement in writing between the Parties. Time shall however be of the essence of this Agreement, as regards the obligations of the Directory Partner both as regards times, dates and periods specified in the Agreement and as to any times, dates or periods that may by agreement between the Parties be substituted for any of them.

13.16
This Agreement will be governed by and construed and interpreted in accordance with the law of England and Wales and the Parties to this Agreement submit to the exclusive jurisdiction of the English Courts.

PART 3
DEFINITIONS

“Acceptance” means acceptance of the Content by VGCS in accordance with the terms of this Agreement and “Accept” and “Accepted” shall be construed accordingly.

“Acceptance Criteria” shall have the meaning given in Section 2 of Part 1.

“Application Submission Criteria for Java QA” means those guidelines relating to the standards of Content produced and amended from time to time by VGCS and provided to the Directory Partner in connection with the Vodafone certification process.

“Availability” is defined as the period of time the Content are accessible to VGCS or VGCS Customers within each period of 30 (thirty) consecutive days and will be measured using the following formula:

100 x MP-D = % Availability MP
“Chargeable Event” means any use of the Content by a Customer for which the Customer will be charged by VGCS or any Vodafone Sub-Agent(which for the avoidance of doubt shall not include use of the Content for demonstration, testing or for any other purpose which has been expressly excluded under the terms of this Agreement).

“Codes of Practice” means (1) all codes of practice (including any generally recognised voluntary codes of practice regulating the operation of the internet), all applicable laws Including the Data Protection Legislation), regulations, any government recommendations and/or any recommendations of any regulatory body and (2) any rules of procedure (including technical or quality control procedures), guidelines, directions, policies and/or other requirements made or adopted by VGCS from time to time which relate to the operation of the Directory, the participation of directory partners in the Vodafone Live! service, the provision of content for use on the Directory and/or the subject matter generally of this Agreement.

“Competitor” means any third party competitor of the Vodafone Live! service including without limitation any consumer focused multi-access internet portal, wireless portal or online service provider focused on the provision of wireless content services including but not limited to any operator, or any company affiliated with such operator, of a public mobile telephony network.

“Content” means the information, text, data, graphics, moving and still images and sound recordings (including the music and lyrics on such recordings) and/or services as described in the Agreement and where the context so requires, includes the link supplied by the Directory Partner to VGCS to be placed in the Directory.

“Content Charge” mean VGCS’s and/or each Vodafone Group Company’s specific charge to the Customer including any value added tax, turnover tax or other local sales or other taxes for the use of the Content excluding for the avoidance of doubt the Network Charges.

“Contract Year” means each calendar year of this Agreement commencing on the date of this agreement and on each subsequent anniversary thereof.

“Customer” means a user of the Directory.

“Data Protection Legislation” means any applicable national data protection and privacy legislation in force anywhere in the Territory.

“Deductions” means: (1) all Customer refunds (or credits which may issued to a Customer in lieu of a refund,) in respect of a Chargeable Event; (2) any deductions or withholdings which VGCS or any Vodafone Sub-Agent may be required to make by law from any payment payable under this Agreement or any agreement between Vodafone Group Companies entered into for the purposes of this Agreement; (3) any value added tax, turnover tax or other local sales taxes or other taxes (other than such taxes included in the Content Charge) paid by VGCS or a Vodafone Group Company as a result of arrangements entered into for the purposes of this Agreement; and (4) such other deductions which the Parties may agree from time to time in writing.

“Delivery Date” means the date(s) agreed by the Parties for the delivery of the Content (if any) as set out in Schedule 1.

“Directory” means the mobile content directory operated for and on behalf of or in conjunction with Vodafone that is accessible by Customers of the Vodafone Networks and which lists various mobile content and services.

“Directory Fee” means the amount payable to VGCS in respect of the provision of its advertising and billing and collection services under this Agreement as set out in Section 5 of Part 1.

“Directory Partner Branding” means the branding, layout, Format, “look and feel” and style (including all copyright works and trade and service marks and names included therein) to be used in relation to the Content, as set out in Section 1 of Part 1.

“Directory Partner Revenue” means the Net Revenue less the Deductions.

“File” means each individual file comprising the Content which has been developed for use on each Specified Mobile Phone.

“First Line Customer Support” has the meaning ascribed to such term in Section 2 of Part 1.

“Format” means the technical format of the Content as set out in Section 1 of Part 1.

“Gross Revenue” means the aggregate Content Charges billed by Vodafone to Customers in respect of Chargeable Events.

“Guidelines” means the Style Guidelines, the Application Submission Criteria for Java QA (if applicable) and the Integration Guidelines.

“Initial Term” shall have the meaning given in Section 6 of Part 1.

“Intellectual Property Rights”means all intellectual and industrial property rights including registered trade and service marks, letters patent, utility models, registered designs, unregistered trade and service marks, trade and business names (including rights in any get-up or trade dress), domain names, rights in domain names, topography rights, copyright, database rights, unregistered design rights and all other similar proprietary rights in every case which may subsist in any part of the world including any registration of any such rights and applications and any rights to make applications for any of the foregoing.

“Integration Guidelines” means the technical performance and format requirements relating to the Content produced and amended from time to time by VGCS and provided to the Directory Partner for use in accordance with the terms of this Agreement.

“KPI”means the key performance indicators used to measure the operational and technical performance of the Directory Partner as set out in Section 7 of Part 1.

“month”means a calendar month and “monthly” shall be construed accordingly.

“MP”or “Measured Period”means the total number of hours in the period of 30 consecutive days less any Scheduled Downtime registered with VGCS. “Scheduled Downtime,”means agreed downtime which is not included in the calculation of the Measured Period. Scheduled Downtime is subject to a maximum of 2 hours in any period of 30 consecutive days, and not less than five working days’ notice to VGCS, otherwise it shall be treated as Downtime. “D”or “Downtime”means downtime of the Content which is not Scheduled Downtime.

“Net Revenue”means the Gross Revenue less any value added tax, turnover tax or other local sales or other taxes tax charged to Customers.

“Network Charges”means Vodafone’s or its service providers’ Network charges to the Customers in connection with the access, carriage and use of the Content.

“Platform”means the system, including the equipment, the link and the software used by the Directory Partner to host and maintain the Content.

“Response Time”is defined as the time period between (1) when the Directory Partner receives a request from a Customer or VGCS and (2) when the Directory Partner has successfully recognised that request and responded to that request in accordance with the Content agreed method of operation.

“Second Line Customer Support”has the meaning ascribed to such term in Section 2 of Part 1.

“Specified Mobile Phone”means the mobile phones on which the Content will be supplied as specified in Schedule 1 of the Agreement.

“Style Guidelines”means those guidelines relating to the style of Content, produced and amended from time to time by VGCS and provided to the Directory Partner for use in accordance with the terms of this Agreement.

“Territory”means all of those countries in respect of which VGCS is authorised by this Agreement to provide the Content to Customers as set out in Schedule 1 and “Territories” shall mean any such country or countries.

“Vodafone Group”or “Vodafone” means Vodafone Group plc and each company or entity in which Vodafone Group plc has a shareholding or interest, directly or indirectly of 15% or more or has the right to exercise, directly or indirectly 15% or more of the voting rights and all Vodafone Partner Networks and “Vodafone Group Company” shall be construed accordingly.

“Vodafone Partner Networks”means any company or corporation with which a Vodafone Company has entered into a co-operation agreement with regard to the development and supply of new products and services and other related matters, and Vodafone Group Plc (or such Vodafone Group Company as Vodafone Group Plc has nominated) has entered into a brand licence agreement in relation to the licensing and use of the Vodafone name and brand.

“Vodafone Networks”means the wireless communications systems operated and/or provided for and on behalf of Vodafone within the Territory.

SCHEDULE 1

1.	Content Description	Images and videos (when technically possible and permitted by law) of erotic / adult content subject to VGCS guidelines and restrictions

2.	Vodafone Certification	Not applicable

3.	Languages	English and such other languages as agreed by the Parties from time to time.

4.	Territories	Worldwide

5.	Specified Mobile Phones	Sharp GX10 and GXl0i and any other type of mobile appliance, machine or device that inter alia can be used to connect to the Directory as agreed by the Parties from time to time.

6.	Delivery Dates	As of May 15th 2003

GUIDELINES FOR ADULT CONTENT v.1.1

These are an initial set of Guidelines issued by VGCS as of 1 May 2003. Updates and further Guidelines will be issued from time to time by VGCS and Vodafone operating companies.

The following elements are classified as hard core, illegal or defamatory and as such must not form part of the Content provided by content partners for access via the vodafone live! service:

•	The portrayal of explicit sexual activity (i.e. contact, intercourse)

•	Female Genitalia / Aroused male genitalia

•	Ejaculation images

•	Masturbation

•	Oral-genital contact of any kind

•	Penetration (including anal, oral or vaginal) by finger, penis, tongue, or any object

•	Fetish material – die whips, chains, bondage materials and dress

•	Hosted material (including dialogue) likely to encourage an interest in abusive sexual activity (e.g. paedophilia, incest) which may include depictions involving adults role-playing as non-adults.

•	The infliction of pain or physical harm, real or (in a sexual context) simulated or otherwise.

•	Depiction of the use of any form of physical restraint, for example, gags and bonds.

•	Activity which is degrading or dehumanising (examples include the portrayal of bestiality, necrophilia, defecation, urolagnia).

•	Child pornography or material that provides or depicts incest or the abuse of children.

•	Any material which depicts a person that appears to be under the age of 18 in sexual activity, or presenting in a sexually provocative way.

•	Material containing racial, religious or ethnic hatred or abuse, material containing discriminatory or defamatory abuse

•	Any material which is in breach of the law, including copyright laws, criminal laws, obscene publications etc.

These guidelines apply equally to both heterosexual and homosexual activities. For written materials, similar care should be taken to limit hard core content (educational materials that are not erotic in nature may be considered acceptable if agreed through sign off process).

In addition, and without prejudice to any obligation contained in the agency agreement between the parties, the content partners must adhere to the following rules, in addition to any which may be imposed by applicable Vodafone operating companies:

•
The Directory Partner must implement a warning screen, notifying the Customer in the language native to the particular territory that they are leaving the vodafone live! service to go to a site controlled by the Directory Partner and which contains adult content which they must be 18 years of age to view.

•	The Directory Partner shall proactively implement industry best practice as regards the protection of children.